Exhibit 99.1

PAUL DEIGHTON JOINS SQUARE’S BOARD OF DIRECTORS

SAN FRANCISCO, CA — May 13, 2016 — Today Square announced that Lord Paul Deighton of the United Kingdom joined its Board of Directors. Deighton served as the United Kingdom’s Commercial Secretary to the Treasury, CEO of the London Organising Committee for the Olympic Games and Paralympic Games, and as a partner at Goldman Sachs.

“Empowering and investing in businesses and communities has always been at the core my work,” said Deighton. “Square has built an impressive business based on those principles, and I look forward to helping the company deliver on its purpose.”

“Paul’s international banking expertise, commitment to community development, and ability to make things happen adds great value to our Board,” said Jack Dorsey, CEO of Square. “I’m excited to have him on the team, especially as we continue to scale our business internationally.”

Deighton most recently served as the United Kingdom’s Commercial Secretary to the Treasury, overseeing the delivery of the country’s infrastructure and working to attract foreign investment in the UK. He also led the UK’s Banking Reform Act through the legislative process in Parliament. Prior to his government work, Deighton was CEO of the London Organising Committee for the Olympic Games and Paralympic Games, where he was responsible for building the organization, fundraising, and executing all aspects of the London 2012 Games. He spent the first 27 years of his career in banking, 22 of them at Goldman Sachs. He is a graduate of Cambridge University with a degree in Economics.

Deighton replaces Earvin “Magic” Johnson, who has stepped down from Square’s Board.

“In the past, I’ve been offered many board seats and turned them all down, however with Square it was different,” said Johnson. “With Square’s success in the tech space and our shared vision to have an economic impact on small businesses and especially the unbanked and underbanked around the world, this has been a tremendous opportunity. Unfortunately, due to new projects that will require significant time commitments, I regretfully have to resign. The company has an outstanding board and I truly believe that Square will continue to have an immeasurable impact on this world.”

“Earvin’s passion for and commitment to creating economic opportunity will continue to inspire our work,” said Dorsey. “I am thankful for his time on our Board and wish him success on his new projects.”

Square’s Board of Directors also includes Jack Dorsey, Roelof Botha, Jim McKelvey, Mary Meeker, Ruth Simmons, Larry Summers, and David Viniar.

About Square, Inc.

Square creates tools that help sellers of all sizes start, run, and grow their businesses. Square’s point-of-sale service offers tools for every part of running a business, from accepting credit cards and tracking inventory, to real-time analytics and invoicing. Square also offers sellers financial and marketing services, including small business financing and customer engagement tools. Businesses and individuals use Square Cash, an easy way to send and receive money, as well as Caviar, a food delivery service for popular restaurants. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, and Australia.